Exhibit 99.1

February 21, 2020
The RMR Group LLC
Two Newton Place
255 Washington Street
Newton, MA 02458
Ladies and Gentlemen:
Reference is made to the Business Management Agreement, dated as of January 17, 2018 (as amended, restated or supplemented from time to time, the “ILPT Business Management Agreement”), by and between Industrial Logistics Properties Trust, a Maryland real estate investment trust (together with its subsidiaries, “ILPT”), and The RMR Group LLC, a Maryland limited liability company (the “Manager”).
The purpose of this letter is to confirm our understanding and agreement as follows:
1.    Notwithstanding anything to the contrary in the Asset Management Agreement dated as of February 21, 2020 (the “REIT Asset Management Agreement”) by and between the Manager and The Industrial Fund REIT Inc., a Maryland corporation and a subsidiary of The Industrial Fund LLC, a Delaware limited liability company (the “JV”), the terms and conditions of the ILPT Business Management Agreement will control the rights and obligations of ILPT and the Manager, as between themselves, including, without limitation, the fees payable, the term of the business or asset management arrangement, the conditions for (and amounts payable upon) termination, and the resolution of disputes.
2.    For so long as the REIT is a consolidated subsidiary of ILPT, any fees paid under the REIT Asset Management Agreement will be credited against amounts due from ILPT under the ILPT Business Management Agreement.
3.    There will be no adjustment to ILPT’s historical cost in any real properties contributed to the JV by ILPT for the purposes of determining “Average Invested Capital” under the ILPT Business Management Agreement; however, “Invested Capital” under the REIT Asset Management Agreement will be adjusted.
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If the foregoing accurately reflects our understandings and agreements, please confirm your agreement by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,

/s/ Richard W. Siedel, Jr.
Richard W. Siedel, Jr.
Chief Financial Officer and Treasurer

Acknowledged and agreed:

The RMR Group LLC

/s/ Matthew P. Jordan
Matthew P. Jordan
Executive VP, Chief Financial Officer and Treasurer